                                                                  EXHIBIT (h)(1)

                            ADMINISTRATION AGREEMENT

     AGREEMENT dated as of July 22, 2002, as amended and restated as of June 5, 2003, between The Galaxy Fund (the "Trust"), a Massachusetts business trust, and Columbia Management Advisors, Inc. (the "Administrator"), an Oregon corporation. The Trust may offer an unlimited number of separate investment series ("Funds"), each of which may have multiple classes of shares. "Fund" shall be substituted for "Trust" in the Agreement except when not applicable in context.

     In consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1. Subject to the general direction and control of the Board of Trustees of the Trust, the Administrator shall perform such administrative services as may from time to time be reasonably requested by the Trust, which shall include without limitation:

     (a) providing office space, equipment, including stationery and office supplies, and clerical personnel necessary for maintaining the organization of the Trust and for performing the administrative functions herein set forth;

     (b) arranging, if desired by the Trust, for Directors, officers and employees of the Administrator to serve as Trustees, officers or agents of the Trust or a Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law;

     (c) assistance in preparing and, if applicable, filing all documents required for compliance by the Trust and the Funds with applicable laws and regulations, including registration statements, registration fee filings, and proxy statements;

     (d) assistance in preparation of agendas and supporting documents for meetings of Trustees, committees of Trustees and shareholders;

     (e) preparation, filing and mailing of various reports for the Funds, including semi-annual and annual reports to shareholders, semi-annual and annual reports on Form N-SAR, and notices pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act");

     (f) arrangement and preparation of materials for meetings of the Board of Trustees and its committees relating to the services provided by the Administrator or its affiliates;

     (g) preparation and filing of the Trust's federal, state and local tax returns;

     (h) arrangement of all meetings of shareholders, and management and supervision of all shareholder solicitations;

     (i) coordinating and overseeing the activities of the Trust's other third-party service providers;

     (j) preparation and maintenance of the registration and qualification of Fund shares for sale under the securities laws of each relevant jurisdiction;

     (k) response to all inquiries by regulatory agencies, media and the general public concerning the business and affairs of the Trust, including oversight of all periodic and other inspections of operations of the Trust and its agents by regulatory authorities;

     (l)  responses to subpoenas and tax levies relating to the Trust;

     (m) handling and resolution of any complaints registered with the Trust by shareholders, regulatory authorities, and the general public;

     (n) monitoring legal, tax, regulatory and industry developments related to the business affairs of the Trust and communicating such developments to the officers and Board of Trustees of the Trust as they may reasonably request or as the Administrator deems appropriate;

     (o) provision of internal legal, accounting, compliance, audit and risk management services and periodic reporting to the Board of Trustees with respect to such services;

     (p) administration of the Trust's Code of Ethics and periodic reporting to the Board of Trustees of Trustee and officer compliance therewith;

     (q) administration of operating policies of the Trust and recommendation to the officers and Board of Trustees of the Trust of modifications to such policies to facilitate the protection of shareholders or market competitiveness of the Trust and to the extent necessary to comply with new legal or regulatory requirements;

     (r) performing custody liaison operations, including maintaining the day-to-day operational contact with the Trust's custodian, calculating daily cash availability, authorizing and monitoring cash movements, processing corporate actions, supporting income and security settlements processed by the custodian and recorded by the Administrator;

     (s) assisting the Trust's investment adviser, at the investment adviser's request, in monitoring and developing compliance procedures for the Trust which shall include, among other things, procedures to assist the investment adviser in monitoring compliance with each Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

     (t) arranging and bearing the cost of processing purchase and redemption orders with respect to each Fund's shares;

     (u) monitoring the Trust's arrangements with respect to services provided by certain institutional shareholders ("Service Organizations") to their customers, who are beneficial owners of any class of shares of the Trust's shares of beneficial interest (including any series or sub-class thereof), pursuant to agreements between the Trust and such Service Organizations ("Servicing Agreements"), including, among other things, reviewing the qualifications of Service Organizations wishing to enter into Servicing Agreements with the Trust, assisting in the execution and delivery of the Servicing Agreements, reporting to the Board of Trustees with respect to the amounts paid or payable by the Trust from time to time under the Servicing Agreements and the nature of the services provided by Service Organizations, and maintaining appropriate records in connection with the foregoing duties;

     (v)  reviewing all sales materials and advertising; and

     (w) maintaining books and records of the Trust and the Funds (exclusive of records required by Section 31(a) of the 1940 Act).

     Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent or custodian of the Trust.

2. The Administrator shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

3. In consideration of the services provided and expenses assumed pursuant to this Agreement, the Trust on behalf of each of the Funds will pay the Administrator the fees set forth in the Fee Schedule attached hereto as Appendix I.

4.   This Agreement shall become effective as of the date of its execution and
(a) shall continue in effect from year to year so long as approved annually by vote of a majority of the Trustees including a majority of the Trustees who are not affiliated with the Administrator; (b) may be terminated at any time without penalty by the Board of Trustees of the Trust or by the Administrator, in each case on sixty days' written notice to the other party; and (c) may be terminated at any time for cause by either party if such cause remains unremedied for a reasonable period not to exceed ninety days after receipt of written specification of such cause. If the Trust designates a successor to any of the Administrator's obligations, the Administrator shall, at the expense and direction of the Trust, transfer to the successor all Fund records maintained by the Administrator.

5.   This Agreement may be amended only by a writing signed by both parties.

6. In the absence of willful misfeasance, bad faith or negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator shall not be subject to any liability to the Trust or any Fund, to any shareholder of the Trust or any Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder. The provisions of this Paragraph 6 shall survive any termination of the Agreement.

7. In connection with the services to be provided by the Administrator under this Agreement, the Administrator may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers, and employees, and (ii) subcontractors selected by the Administrator, provided that the Administrator shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided in this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by the Administrator or such parties.

8. Except as otherwise expressly assumed by the Administrator or required by law, the Trust shall pay all costs and expenses incidental to its organization, operations and business. The Administrator shall furnish at its own expense all executive and other personnel, office space, and office facilities required to render the services set forth in this Agreement.

9. The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and its prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties under this Agreement, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

10. The Administrator agrees that any information that the Administrator provides that is necessary to complete a report or other filing that is required to be certified by certain of the Trust's officers pursuant to the Sarbanes-Oxley Act of 2002 ("Sarbox") and regulations issued and in effect from time to time under Sarbox will be true and complete when given. The Administrator further agrees that any written representation or certification it provides to the Trust and/or the officers of the Trust in support of a certification by them to the Securities and Exchange Commission pursuant to Sarbox and/or any rules or regulations issued from time to time under Sarbox will be true and complete when given. The provisions of this Paragraph 10 shall survive any termination of this Agreement.

11. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

12. A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of the instrument are not binding upon any of the Trustees or officers or shareholders individually, but binding only upon the assets and property of the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                              THE GALAXY FUND


                                              /s/ Joseph R. Palombo
                                              ---------------------
                                              By: Joseph R. Palombo
                                              Title: President


                                              COLUMBIA MANAGEMENT ADVISORS, INC.


                                              /s/ Joseph R. Palombo
                                              ---------------------
                                              By: Joseph R. Palombo
                                              Title: Chief Operating Officer

                                   APPENDIX I

                                  FEE SCHEDULE

     For the services rendered, the facilities furnished and the payments made by the Administrator as provided in this Agreement, the Trust on behalf of each Fund will pay the Administrator on the final business day of each month a fee for the previous month at the rates listed below. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the final monthly period and shall be payable on the date of termination of this Agreement.

     All asset-based fees shall be calculated daily and paid monthly. Net assets shall be computed in accordance with the Funds' prospectuses and statements of additional information and the resolutions of the Trust's Board of Trustees.

     The Administrator shall be paid an annual administration fee at the annual rate set forth below:

     .067% of the first $30 billion of the Funds' combined average daily net assets, and .05% of combined daily net assets in excess of $30 billion.

     The Administrator shall waive all administration fees for a period of three months from the commencement of operations of any new Fund which is established, provided that no fee shall be waived for any "shell" Fund created pursuant to a merger or acquisition.